To the Board of Directors and Shareholders
Aetna Series Fund, Inc.

In planning and performing our audits of the financial statements of Aetna Growth Fund, Aetna International Fund, Aetna Mid Cap Fund,
 Aetna Small Company Fund, Aetna Value Opportunity
 Fund, Aetna Balanced Fund, Aetna Growth and
 Income Fund, Aetna Real Estate Securities Fund,
 Aetna Bond Fund, Aetna Government Fund, Aetna
 High Yield Fund, Aetna Money Market Fund, Aetna
 Index Plus Bond Fund, Aetna Index Plus Large Cap
 Fund, Aetna Index Plus Mid Cap Fund, Aetna Index
 Plus Small Cap Fund, Aetna Ascent Fund, Aetn f expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.
The management of the Funds is responsible for
 establishing and maintaining internal control.
  In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.
  Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding
Because of inherent limitations in internal control,
 errors or irregularities may occur and not be detected.
  Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.
Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of any specific internal control component does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur
l weaknesses as defined above as of October 31, 1998.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.





Hartford, Connecticut
December 11, 1998